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                                                                       EXHIBIT 1
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                         AGREEMENT AND PLAN OF MERGER
                                     Among
                          ORION CAPITAL CORPORATION,
                               ROYAL GROUP INC.
                                      and
                             NTG ACQUISITION CORP.
                           Dated as of July 12, 1999

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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                  ARTICLE I.
               THE MERGER; CLOSING; EFFECTIVE TIME; TENDER OFFER

 1.1. The Merger...............................................................1
 1.2. Closing..................................................................2
 1.3. Effective Time...........................................................2
 1.4. Tender Offer.............................................................2
 1.5. The Tender Offer.........................................................2
          (a) Conditions; Consideration; Schedule 14D-1........................2
          (b) Expiration Date..................................................3
          (c) Company Action...................................................4
          (d) Schedule 14D-9; Meeting of Stockholders..........................4
          (e) Mailing and Content of Offer Documents and Schedule 14D-9........4
          (f) Directors........................................................5

                                  ARTICLE II.
               CHARTER AND BY-LAWS OF THE SURVIVING CORPORATION

 2.1. The Charter..............................................................6
 2.2. The By-Laws..............................................................6

                                 ARTICLE III.
              OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

 3.1. Directors................................................................6
 3.2. Officers.................................................................6

                                  ARTICLE IV.
        EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

 4.1. Conversion of Shares; Consideration......................................6
 4.2. Dissenting Stockholders..................................................7
 4.3. Company Options and Restricted Stock.....................................7
          (a) Company Options..................................................7
          (b) Restricted Stock.................................................8
          (c) Performance Units................................................8
          (d) Notices..........................................................8
 4.4. Exchange Procedures......................................................8
          (a) Exchange Agent...................................................8
          (b) Exchange Procedures..............................................8
 4.5. Rights of Former Company Stockholders....................................9
 4.6. Termination of Exchange Fund............................................10
 4.7. Adjustments to Prevent Dilution.........................................10

                                      (i)
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 4.8. Merger Without Meeting of Stockholders..................................10

                                  ARTICLE V.
                        REPRESENTATIONS AND WARRANTIES

 5.1. Representations and Warranties of the Company...........................10
          (a) Organization, Good Standing and Qualification...................10
          (b) Capital Structure...............................................11
          (c) Corporate Authority; Approval and Fairness......................12
          (d) Governmental Filings; No Violations.............................13
          (e) Company Reports; Financial Statements...........................14
          (f) Absence of Certain Changes......................................15
          (g) Litigation......................................................16
          (h) Employee Benefits...............................................16
          (i) Compliance with Laws; Permits...................................18
          (j) Takeover Statutes...............................................18
          (k) Environmental Matters...........................................19
          (l) Taxes...........................................................19
          (m) Labor Relations and Employment..................................21
          (n) Intellectual Property; Year 2000................................21
          (o) Material Contracts..............................................22
          (p) Rights Plan.....................................................22
          (q) Title to Assets; Liens..........................................23
          (r) Insurance Matters...............................................23
          (s) Liabilities and Reserves........................................24
          (t) Brokers and Finders.............................................25
 5.2. Representations and Warranties of Parent and Merger Subsidiary..........25
          (a) Capitalization of Merger Subsidiary.............................25
          (b) Organization, Good Standing and Qualification...................25
          (c) Corporate Authority.............................................25
          (d) Governmental Filings; No Violations.............................25
          (e) Financing.......................................................26
          (f) Share Ownership.................................................26
          (g) Brokers or Finders..............................................26

                                  ARTICLE VI.
                                   COVENANTS

 6.1. Interim Operations......................................................27
 6.2. Acquisition Proposals...................................................29
 6.3. Information Supplied....................................................30
 6.4. Stockholders Meeting....................................................30
 6.5. Filings; Other Actions; Notification....................................31
 6.6. Access..................................................................32
 6.7. Publicity...............................................................33
 6.8. Employee Benefits.......................................................33

                                     (ii)
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 6.9. Expenses................................................................34
 6.10. Indemnification; Directors' and Officers' Insurance....................34
 6.11. Other Actions by the Company and Parent................................36
          (a) Rights..........................................................36
          (b) Takeover Statute................................................36
          (c) NYSE De-Listing.................................................36

                                 ARTICLE VII.
                                  CONDITIONS

 7.1. Conditions to Each Party's Obligation to Effect the Merger..............36
          (a) Stockholder Approval............................................36
          (b) Regulatory Consents.............................................36
          (c) Legal Prohibition...............................................37
          (d) Purchase of Shares Pursuant to Tender Offer.....................37

                                 ARTICLE VIII.
                                  TERMINATION

 8.1. Termination by Mutual Consent...........................................37
 8.2. Termination by Either Parent or the Company.............................37
 8.3. Termination by the Company..............................................37
 8.4. Termination by Parent...................................................38
 8.5. Effect of Termination and Abandonment...................................38

                                  ARTICLE IX.
                           MISCELLANEOUS AND GENERAL

 9.1. Survival................................................................40
 9.2. Modification or Amendment...............................................40
 9.3. Waiver of Conditions....................................................40
 9.4. Counterparts............................................................41
 9.5. Governing Law; Consent to Jurisdiction..................................41
 9.6. Notices.................................................................41
 9.7. Entire Agreement; No Other Representations..............................42
 9.8. No Third Party Beneficiaries............................................42
 9.9. Obligations of Parent and of the Company................................42
 9.10. Severability...........................................................42
 9.11. Interpretation.........................................................43
 9.12. Assignment.............................................................43

Annex I    Certain Conditions of the Tender Offer
Annex II   Index of Defined Terms

Exhibit A  Stock Option Agreement
Exhibit B  Officers of Surviving Corporation

                                     (iii)
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                         AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of July 12, 1999 (this "Agreement"), among ORION CAPITAL CORPORATION, a Delaware corporation (the "Company"), ROYAL GROUP INC., a Delaware corporation ("Parent"), and NTG ACQUISITION CORP., a Delaware corporation and a direct or indirect wholly owned subsidiary of Parent ("Merger Subsidiary") (the Company and Merger Subsidiary sometimes being hereinafter collectively referred to as the "Constituent Corporations").

                                   RECITALS

         WHEREAS, Parent is a direct or indirect wholly owned subsidiary of Royal & Sun Alliance Insurance Group plc, a public limited company organized under the laws of England and Wales ("PLC");

         WHEREAS, the respective boards of directors of each of Parent, Merger Subsidiary and the Company have determined that the Tender Offer (as defined in Section 1.4) and the merger of Merger Subsidiary with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement are advisable and have approved the Tender Offer and the Merger;

         WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, the Company and Parent have entered into that certain Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit A (the "Stock Option Agreement"), pursuant to which the Company has granted Parent an option to purchase shares of common stock, par value $1.00 per share, of the Company (the "Common Shares") under certain circumstances; and

         WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements as set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                  ARTICLE I.

               The Merger; Closing; Effective Time; Tender Offer

          1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Subsidiary shall be merged with and into the Company and the separate corporate existence of Merger Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

          1.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019 at 9:00 A.M. on the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

          1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, if this Agreement shall not have been terminated as provided in Article VIII, the parties shall acknowledge and cause a certificate of merger or other appropriate documents (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL to be filed with the Secretary of State of the State of Delaware (the "Secretary") as provided in Section 251 of the DGCL. The Merger shall become effective at the time the Certificate of Merger is duly filed with the Secretary or at such later time as may be agreed by the parties and specified in the Certificate of Merger (the "Effective Time").

          1.4. Tender Offer. Parent shall, within five business days after the public announcement of the execution of this Agreement, cause Merger Subsidiary to commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) a tender offer (the "Tender Offer") to acquire all of the outstanding Common Shares together with all associated Rights (as defined in Section 5.1(p)) issued pursuant to the Rights Agreement (as defined in Section 5.1(b)), at a purchase price per Common Share of not less than the Per Share Purchase Price (as defined in Section 4.1(c)), net to the seller in cash, without interest thereon and less any required withholding tax, with such Tender Offer being upon the terms and subject solely to the conditions set forth in Annex I to this Agreement including the Minimum Tender Condition (as defined therein) and such further customary terms as may be set forth in an Offer to Purchase and Letter of Transmittal (the "Offer Documents") to be mailed by Merger Subsidiary in connection with the Tender Offer.

          1.5. The Tender Offer.

         (a) Conditions; Consideration; Schedule 14D-1. Parent and Merger Subsidiary shall, within five business days after the public announcement of the execution of this Agreement, file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Tender Offer which will contain the Offer Documents as exhibits. The Schedule 14D-1, and all amendments and supplements thereto, shall comply in all material respects with the provisions of applicable federal securities laws. Parent, Merger Subsidiary and the Company each agrees promptly to correct any information provided by it for use in the Schedule 14D-1 if and to the extent that it shall have become false or misleading in any material respect or any event occurs which should be set forth in an amendment or supplement to the Schedule 14D-1. Merger Subsidiary agrees to take all steps necessary to cause the Schedule 14D-1, as so corrected if applicable, to be filed with the SEC and to be disseminated to holders of Common Shares, in each case as and to the extent required by applicable federal

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securities laws. The Company shall cooperate fully in the preparation of the
Schedule 14D-1 prior to its being filed with the SEC. The Company and its counsel shall be given the reasonable opportunity to review and comment on the Offer Documents and the Schedule 14D-1, and any amendments thereto, prior to the filing thereof with the SEC. Parent and Merger Subsidiary shall provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments Parent or Merger Subsidiary may receive from the SEC or its staff with respect to the Offer Documents and the Schedule 14D-1 promptly after the receipt thereof. Parent and Merger Subsidiary shall provide the Company and its counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Tender Offer or this Agreement. Without the prior written consent of the Company, Merger Subsidiary shall not decrease the Per Share Purchase Price or change the form of consideration payable in the Tender Offer, decrease the number of Common Shares sought, impose additional conditions to the Tender Offer or make any other change to the terms and conditions of the Tender Offer in any manner adverse to the holders of Common Shares. Upon the terms and subject to the conditions of the Tender Offer, unless the Agreement is terminated in accordance with Article VIII, Merger Subsidiary will accept for payment and will purchase, as soon as permitted under the terms of the Tender Offer, all Common Shares validly tendered and not withdrawn prior to the expiration of the Tender Offer.

        (b) Expiration Date. Parent and Merger Subsidiary agree that, unless the Agreement is terminated in accordance with Article VIII, Merger Subsidiary shall not terminate or withdraw the Tender Offer prior to the expiration date thereof, which shall be a date at least 20 business days from the date of commencement thereof (the "Expiration Date"). If, at the Expiration Date, the conditions to the Tender Offer described in Annex I hereto shall not have been satisfied or earlier waived, Merger Subsidiary may extend the Expiration Date on one or more occasions for such additional period or periods of time as Merger Subsidiary determines in its sole discretion (provided that following the 90th day after the date of this Agreement, such extensions shall be in increments of not more than ten business days each) and, unless this Agreement has been terminated in accordance with its terms, shall extend it until a date that is not later than the Termination Date (as defined in Section 8.2), if requested to do so by the Company, and Parent is otherwise going to let the Tender Offer expire without the purchase of Common Shares thereunder, but shall not be required to so extend if any of the conditions not satisfied or earlier waived on the then-scheduled expiration date are one or more of the Minimum Tender Condition or the conditions set forth in paragraphs (b)(ii), (b)(iii) or (b)(iv) of Annex I hereto, provided that (x) if the only condition not satisfied is the Minimum Tender Condition, the satisfaction or waiver of all other conditions shall have been publicly disclosed at least five business days before termination of the Tender Offer and (y) if paragraph (b)(ii), (b)(iii) or (b)(iv) of Annex I hereto has not been satisfied and the failure to so satisfy can be remedied, the Tender Offer shall not be terminated unless the failure is not remedied within 20 days after Parent has furnished the Company with written notice of such failure. In addition, Merger Subsidiary, at its sole option, may extend the Expiration Date for an aggregate period of not more than ten business days beyond the latest expiration date that would otherwise be permitted (but in no event later than the Termination Date) if there shall not have been tendered sufficient Common Shares so that the Merger could be effected without a meeting of the Company's stockholders in accordance with Section 253 of the DGCL. Parent and Merger Subsidiary shall use their reasonable best efforts to consummate the Tender Offer in accordance with the terms of this Agreement and the conditions to the Tender Offer set forth in Annex I.

        (c) Company Action. The board of directors of the Company has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation (the "Company Financial Advisor") to the effect set forth in Section 5.1(c)(ii). The Company has been authorized by the Company Financial Advisor to permit, subject to its prior review and consent (such consent not to be unreasonably withheld), the inclusion of such opinion and appropriate references thereto in the Offer Documents and in the Schedule 14D-9 referred to below and the Proxy Statement referred to in Section 6.5(a). The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's board of directors described in Section 5.1(c)(ii), unless the Company's board of directors determines in good faith, after consultation with and receipt of advice of outside legal counsel, that it is required in order for its directors to comply with their respective fiduciary duties under applicable law to withdraw, modify or qualify its recommendation in a manner adverse to Parent in response to a Superior Proposal (as defined in Section 6.2).

        (d) Schedule 14D-9; Meeting of Stockholders. The Company agrees that it shall, on the same day that Merger Subsidiary and Parent file with the SEC the
Schedule 14D-1, file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Tender Offer (including exhibits, and as amended from time to time, the "Schedule 14D-9"), which shall reflect the actions of the board of directors of the Company referred to above and shall comply in all material respects with the provisions of applicable federal securities laws. The Company, Parent and Merger Subsidiary each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Common Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Merger Subsidiary shall cooperate fully in the preparation of the Schedule 14D-9 prior to its being filed with the SEC. Parent and Merger Subsidiary, and their counsel, shall be given the reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. The Company shall provide Parent and Merger Subsidiary, and their counsel, with a copy of any written comments or telephonic notification of any oral comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt thereof. The Company shall provide Parent and Merger Subsidiary and their counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Tender Offer or this Agreement. The Schedule 14D-9 shall contain the recommendation of the board of directors of the Company that the holders of Common Shares accept the Tender Offer, unless the Company's board of directors determines in good faith, after consultation with and receipt of advice of outside legal counsel, that it is required in order for its directors to comply with their respective fiduciary duties under applicable law to withdraw, modify or qualify its recommendation in a manner adverse to Parent in response to a Superior Proposal.

         (e) Mailing and Content of Offer Documents and Schedule 14D-9. The Company agrees that copies of the Schedule 14D-9 (excluding exhibits) shall be enclosed with the Offer

Documents to be mailed by Merger Subsidiary to the stockholders of the Company in connection with the Tender Offer. In connection with the Tender Offer, the Company shall promptly furnish Parent and Merger Subsidiary with such information, including lists of the names and addresses of stockholders of the Company, mailing labels and lists of security positions, each as of the most recent practicable date, and shall furnish such assistance as Parent or Merger Subsidiary or their agents may request in communicating the Tender Offer to the record and beneficial holders of the Common Shares. Subject to the requirements of applicable law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Tender Offer, Merger Subsidiary and its affiliates will hold in confidence such listings and other information, shall use such information only in connection with the Tender Offer and, if this Agreement is terminated, shall, and shall cause its agents or other representatives to, promptly deliver to the Company or dispose of all copies of all such information (and extracts or summaries thereof) then in their possession.

        (f) Directors. (i) Promptly upon the purchase by Merger Subsidiary of Common Shares pursuant to the Tender Offer which represent at least a majority of the outstanding Common Shares, Merger Subsidiary or Parent shall be entitled to designate up to such number of directors but in no event less than a majority, rounded up to the next whole number, on the board of directors of the Company as shall give Merger Subsidiary representation on such board of directors equal to the product of the total number of directors on such board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Parent, Merger Subsidiary and any other Subsidiary (as defined in Section 5.1(a)) of Parent bears to the total number of Common Shares then outstanding, and the Company shall, at such time, promptly use its reasonable best efforts to cause Merger Subsidiary's or Parent's designees, as the case may be, to be so elected, including either increasing the size of the board of directors or securing the resignations of incumbent directors or both. The Company will use its reasonable best efforts to cause directors designated by Merger Subsidiary to constitute the same percentage as is on the board of (i) each committee of the board of directors, (ii) each board of directors of each Subsidiary of the Company and (iii) each committee of each such Subsidiary board, in each case only to the extent permitted by applicable Law (as defined in Section 5.1(i)).

        (ii) The Company shall promptly (subject to the prompt provision of information by Parent and Merger Subsidiary) take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 1.5(f) and shall include in the
Schedule 14D-9 or a separate Rule 14f-1 information statement provided to stockholders such information with respect to the Company and its officers and directors as is required under Section 14(f) of the Exchange Act and Rule 14f-1 thereunder to fulfill its obligations under this Section 1.5(f). Parent or Merger Subsidiary will promptly supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers and directors required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

         (iii) From and after the time, if any, that Parent's designees constitute a majority of the Company's board of directors, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of

Parent or Merger Subsidiary hereunder, any waiver of any condition or any of the Company's rights hereunder or other action by the Company hereunder may be effected only by unanimous vote of the entire board of directors of the Company.

                                  ARTICLE II.

                              Charter and By-Laws
                         of the Surviving Corporation

        2.1. The Charter. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended or repealed as provided therein or by applicable Law.

        2.2. The By-Laws. The by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until duly amended or repealed as provided therein or by applicable Law.

                                 ARTICLE III.

                            Officers and Directors
                         of the Surviving Corporation

        3.1. Directors. The directors of Merger Subsidiary at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

        3.2. Officers. The officers of the Surviving Corporation shall, from and after the Effective Time, be as set forth on Exhibit B until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                                  ARTICLE IV.

                    Effect of the Merger on Capital Stock;
                           Exchange of Certificates

        4.1. Conversion of Shares; Consideration. Subject to the provisions of this Article IV, at the Effective Time, by virtue of the Merger and without any future action on the part of Parent, the Company, Merger Subsidiary or the stockholders of any of the foregoing, the shares of the Constituent Corporations shall be converted as follows:

        (a) Each share of Merger Subsidiary Common Stock (as defined in Section 5.2(a)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into that number of fully paid and nonassessable shares of common stock of the Surviving Corporation equal to
(x) the number of Common Shares issued and outstanding immediately prior to the Effective Time less (y) the number of those Common Shares set forth in Section 4.1(b)(ii) (A) and (B).

        (b) (i) Each Common Share held by the Company and not held on behalf of third parties shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor and (ii) each Common Share held by (A) any Subsidiary of the Company or (B) PLC or any Subsidiary thereof (PLC and each of its Subsidiaries being referred to as "Parent Companies") other than Merger Subsidiary shall be converted into one fully paid and non-assessable share of common stock of Surviving Corporation (the Common Shares in this Section 4.1(b) together with the Common Shares held by Merger Subsidiary are hereinafter referred to as "Excluded Shares").

        (c) Each Common Share (including any associated Rights), but excluding
(i) Excluded Shares and (ii) Dissenting Shares (as defined in Section 4.2), issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive from Merger Subsidiary a cash payment in the amount of Fifty Dollars ($50.00) or if a higher price was paid in the Tender Offer, such higher price (the "Per Share Purchase Price"; the aggregate cash paid for all Common Shares being the "Merger Consideration"), without interest.

        4.2. Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Common Shares held by a Person (as defined in Section 5.1(b)) (a "Dissenting Stockholder") who duly demands appraisal of his Common Shares pursuant to the DGCL and complies with all the provisions of the DGCL concerning the right of holders of Common Shares to demand appraisal of their Common Shares in connection with the Merger ("Dissenting Shares") shall not be converted as described in Section 4.1(c) but shall become the right to receive such cash consideration as may be determined to be due to such Dissenting Stockholder as provided in the DGCL. If, however, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Common Shares shall be deemed to be converted as of the Effective Time into the right to receive the Per Share Purchase Price net of all withholding Taxes, if any, and without interest. The Company shall give Parent (i) prompt notice of any demands for appraisal of Common Shares received by the Company and
(ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

        4.3. Company Options and Restricted Stock.

        (a) Company Options. At the Effective Time, each outstanding option to purchase Common Shares issued by the Company, whether issued pursuant to any stock plan of the Company or otherwise, and whether or not exercisable (a "Company Option"), shall no longer represent the right to purchase or receive Common Shares, but in lieu thereof shall be canceled and, in consideration of such cancellation, Parent shall (or shall cause the Company to), pay to each holder of a Company Option an amount in cash equal to (x) the difference (if positive) between the Per Share Purchase Price and the price per Common Share pursuant to which the holder of such Company Option (the "Exercise Price") may purchase the Common Shares to which such Company Option relates, multiplied by (y) the number of Common Shares subject to such Company Option, less (z) any withholding of Taxes as may be required by applicable Law. With respect to any Company Option as to which the Exercise Price exceeds the Per Share Purchase Price, such Company Option shall also be canceled and in consideration of such cancellation, Parent shall (or cause the Company to) pay to each holder thereof an amount in cash equal to (x) $5, multiplied by (y) the number of Common Shares subject to such Company Option, less (z) any withholding taxes as may be required by applicable Law.

        (b) Restricted Stock. Each Common Share which is subject to vesting or other similar restrictions, whether issued pursuant to any stock plan of the Company or otherwise ("Restricted Stock"), shall become fully vested and free of such restrictions in accordance with the Company Stock Plans (as defined in Section 5.1(b)), and otherwise shall be treated in the same manner as the Common Shares as described in Section 4.1(c), provided that amounts payable in respect of Restricted Stock shall be reduced by the amount of any loans or other indebtedness owing to the Company in respect of the Restricted Stock from holders thereof.

        (c) Performance Units. At the Effective Time, each outstanding performance unit (each, a "Performance Unit"), whether issued pursuant to any stock plans of the Company or otherwise shall become immediately vested and immediately thereafter shall be canceled. In exchange for such cancellation, Parent shall (or shall cause the Company to) pay each holder of a Performance Unit an amount in cash equal to (x) the book value per Common Share, determined as of the end of the fiscal quarter immediately preceding the Effective Time, in accordance with GAAP, multiplied by (y) the number of Performance Units then held by such holder, less (z) any withholding Taxes as may be required by applicable Law.

        (d) Notices. At or prior to the Effective Time, the Company shall take all actions necessary to provide notice of the provisions of this Section 4.3 to all holders of Company Options, Restricted Stock, and Performance Units with Parent's prior review and consent (not to be unreasonably withheld or delayed) to the form of such notice.

        4.4. Exchange Procedures.

        (a) Exchange Agent. Promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, the Merger Consideration with an exchange agent selected by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Common Shares (the "Exchange Fund").

        (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate which represented Common Shares immediately prior to the Effective Time (the "Certificates") (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent shall reasonably determine, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the consideration described in

Section 4.1 and 4.3(b). The Certificates so delivered shall be duly endorsed as the Exchange Agent may require. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of Common Shares (other than Excluded Shares and Dissenting Shares) issued and outstanding at the Effective Time shall surrender the Certificates representing such Common Shares to the Exchange Agent together with the letter of transmittal and such other documents as may reasonably be required by the Exchange Agent. Upon surrender of a Certificate, such holder shall be entitled to receive in exchange therefor the consideration provided in Section 4.1 or 4.3(b), as applicable, together with all undelivered dividends or distributions in respect of such Common Shares (without interest thereon) pursuant to Section 4.5, less any withholding of Taxes as may be required by applicable Law, and the Certificate so surrendered shall forthwith be canceled. Subject to the second and third succeeding sentences, Parent shall not be obligated to deliver the consideration to which any former holder of Common Shares is entitled as a result of the Merger until such holder surrenders such holder's Certificates for exchange as provided in this Section 4.4. In the event of a transfer of ownership of Common Shares represented by Certificates that are not registered in the transfer records of the Company, the consideration provided in Section 4.1 or 4.3(b), as applicable, may be issued to a transferee if the Certificates representing such Common Shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (a) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (b) such bond, security or indemnity as Parent and the Exchange Agent may reasonably require, and (c) any other documents reasonably necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the Common Shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. Any other provision of this Agreement notwithstanding, neither Parent, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Common Shares for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        4.5. Rights of Former Company Stockholders. At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Common Shares immediately prior to the Effective Time and no transfer of Common Shares by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.4, each Certificate theretofore representing Common Shares (other than Excluded Shares or Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 4.1 or 4.3(b), as applicable, in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by the Company in respect of such Common Shares in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Upon surrender of such Certificate, any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each Common Share represented by such Certificate.

        4.6. Termination of Exchange Fund. Any holder of Common Shares who has not exchanged his Certificates for the Merger Consideration in accordance with
Section 4.1(c) or 4.3(b), as applicable, within one year after the Effective Time shall have no further claim upon the Exchange Agent and shall thereafter look only to Parent for payment in respect of his Common Shares. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall be paid to Parent. The Exchange Agent shall invest the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

        4.7. Adjustments to Prevent Dilution. Without limiting the provisions of
Section 6.1, in the event that prior to the Effective Time the Company changes the number of Common Shares or securities convertible or exchangeable into or exercisable for Common Shares as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision or other similar transaction, the Merger Consideration shall be equitably adjusted.

        4.8. Merger Without Meeting of Stockholders. In the event that Merger Subsidiary, or any other direct or indirect subsidiary of PLC, shall acquire at least 90 percent of the outstanding Common Shares pursuant to the Tender Offer, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Tender Offer without a vote of stockholders of the Company, in accordance with
Section 253 of the DGCL.

                                  ARTICLE V.

                        Representations and Warranties

        5.1. Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Letter") or in any Company Report (as defined in Section 5.1(e)(i)) filed prior to the date hereof, the Company hereby represents and warrants to Parent and Merger Subsidiary that:

        (a) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company has made available to Parent a complete and correct copy of the articles or certificate of incorporation and by-laws or other similar governing documents as amended to date (collectively, "Governing Documents") of the Company and each of its Subsidiaries. The Company's and its Subsidiaries' Governing Documents as so made available are in full force and effect.

        As used in this Agreement, the term (i) "Subsidiary" means, with respect to the Company, PLC, Parent or Merger Subsidiary, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries, and (ii) "Company Material Adverse Effect" means a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that the term "Company Material Adverse Effect" shall not be deemed to include any (i) fundamental changes in the property and casualty insurance industry in general, (ii) events resulting from changes in general United States or global economic conditions, (iii) changes in GAAP or SAP, or (iv) adverse changes in the Company's financial condition or results of operations following the date hereof as set forth in Section 5.1(a) of the Company Disclosure Letter.

        The Company conducts its insurance operations through the Subsidiaries set forth in Section 5.1(a) of the Company Disclosure Letter which are identified as insurance companies (collectively, the "Company Insurance Subsidiaries"). Each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the most recent Company SAP Statements (as defined in Section 5.1(e)(ii)), except where the failure to be so licensed or authorized would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made all required filings under applicable insurance holding company statutes except where the failure to file would not, individually or in the aggregate, have a Company Material Adverse Effect.

         (b) Capital Structure. The authorized stock of the Company consists of 50,000,000 Common Shares, of which 30,675,300 Common Shares were issued and outstanding and 3,320,037 Common Shares were held by the Company in treasury as of the close of business on July 9, 1999, and 5,000,000 shares of preferred stock, no par value, of which 1,000,000 shares have been authorized as Series B Junior Participating Preferred Stock, none of which are outstanding. All of the outstanding Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no commitments to issue or deliver Common Shares, except that, as of July 9, 1999, there were (i) 1,408,066 Common Shares subject to issuance upon exercise of outstanding Company Options pursuant to the Company's

Equity Incentive Plan, the 1994 Stock Option Plan For Non-Employee Directors and the 1982 Long-Term Performance Incentive Plan, (ii) 1,546,559 Common Shares reserved for issuance upon exercise of authorized but unissued Company Options and 167,000 shares reserved for issuance as Restricted Stock under the Company Stock Plans, and (iii) 243,157 Common Shares reserved for issuance under the Company's Employee Stock Purchase Plan (the plans in clauses (i) and (iii) are hereinafter collectively referred to as the "Company Stock Plans"). The Company has no commitments to issue or deliver shares of preferred stock, except that as of the date hereof, there were 1,000,000 shares of Series B Junior Participating Preferred Stock subject to issuance pursuant to the Rights Agreement, dated as of September 11, 1996, between the Company and ChaseMellon Shareholder Services, LLC, as Rights Agent (the "Rights Agreement"). Except as set forth in Section 5.1(a) of the Company Disclosure Letter, each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above and in the Stock Option Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue, sell, repurchase, redeem or otherwise acquire any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding contractual obligations of the Company to vote any shares of the capital stock of any of its Subsidiaries. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

        For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

        (c) Corporate Authority; Approval and Fairness. (i) The Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the Merger, subject only to approval of the Merger by the holders of at least a majority of the outstanding Common Shares, if applicable (the "Company Requisite Vote"). This Agreement and the Stock Option Agreement are the valid and binding agreements of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

        (ii) The board of directors of the Company (at a meeting duly called and held) has by the requisite vote of all directors present (A) declared that the Agreement, the Stock Option Agreement, the Tender Offer, the Merger and the other transactions contemplated hereby and thereby are advisable and fair and in the best interests of the Company and its stockholders, (B) authorized, approved and adopted the Agreement, the Stock Option Agreement, the Tender Offer, the Merger and the other transactions contemplated hereby and thereby, (C) recommended that the shareholders of the Company accept the Tender Offer and tender their Common Shares, (D) recommended the approval of this Agreement and the Merger by the holders of the Common Shares and directed that the Merger be submitted for consideration by the Company's stockholders at the Stockholders Meeting (as defined in Section 6.4) (if applicable) and (E) received the opinion of the Company Financial Advisor to the effect that the Per Share Purchase Price to be received by the holders of the Common Shares in the Tender Offer and the Merger, taken together, is fair from a financial point of view to such holders.

        (d) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the Exchange Act as amended, (C) required to be made with the New York Stock Exchange ("NYSE"), and (D) the filing of appropriate documents with, and approval of, the respective Commissioners of Insurance or similar regulatory authorities of the states set forth in Section 5.1(d) of the Company Disclosure Letter and such notices and consents as may be required under the antitrust notification or insurance Laws of any state or country in which the Company, Parent or any of their respective subsidiaries is domiciled or does business, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any foreign or domestic governmental or regulatory authority, agency, commission, legislature, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain would not, individually or in the aggregate, (i) have a Company Material Adverse Effect, (ii) prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement or
(iii) materially impair the ability of any Parent Company, (including the Company following the Effective Time), to conduct its business in the manner as such business is now being conducted.

        (ii) Subject to the approval, if necessary, of the Merger by the Company's stockholders in accordance with the DGCL and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in
Section 5.1(d)(i) are duly and timely obtained or made, the execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in
(A) a breach or violation of, or a default under, any Governing Document of the Company or any of its Subsidiaries, (B) a breach or violation of, a default under, the right of cancellation, termination or acceleration by another Person of, or the creation of a lien, pledge, security interest or other encumbrance on the properties or assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contract") binding upon the Company or any of its Subsidiaries or (C) a violation of any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject, except, in the case, of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, would not (i) have a Company Material Adverse Effect, (ii) prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement or (iii) materially impair the ability of any Parent Company, (including the Company following the Effective Time), to conduct its business in the manner as such business is now being conducted. Neither the Company nor any of its Subsidiaries is a party to any contract pursuant to which consents or waivers are or may be required of any other Person in connection with the execution and delivery of this Agreement and the Stock Option Agreement by the Company or the performance by the Company of its obligations hereunder and thereunder, except where the failure to obtain any such consent or waiver would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby and thereby.

        (e) Company Reports; Financial Statements. (i) The Company has delivered to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1996 including (A) the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "Audit Date"), and (B) the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1999 in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "Company Reports"). As of their respective dates, the Company Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of the Company included in the Company Reports comply in all material respects as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the failure to include all required notes thereto and normal year-end audit adjustments that will not be material in amount or effect), in each case prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

        (ii) Each of the Company Insurance Subsidiaries has filed all annual and quarterly statements for the periods beginning January 1, 1996, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents required to be filed in connection therewith, required to be filed with or submitted to the appropriate regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, including any such annual or quarterly statements filed subsequent to the date hereof, the "Company SAP Statements"). The Company has delivered to Parent all Company SAP Statements for each Company Insurance Subsidiary each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable domiciliary state insurance regulatory agency. All of the Company SAP Statements for the period beginning January 1, 1998 and Company SAP Statements for the periods beginning January 1, 1996 for the Company Insurance Subsidiaries set forth in Section 5.1(e)(ii) of the Company Disclosure Letter (such Company SAP Statements being collectively referred to herein as the "Company Prepared SAP Statements") were (or will be) prepared in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority ("SAP") consistently applied for the periods covered thereby, were prepared in accordance with the books and records of the Company or the Company Insurance Subsidiary, as the case may be, and present (or will present) fairly the statutory financial position of such Company Insurance Subsidiaries as at the respective dates thereof and the results of operations of such Subsidiaries for the respective periods then ended. The Company Prepared SAP Statements complied (or will comply) in all material respects with all applicable Laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Company Prepared SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. Except as indicated therein, all assets that are reflected on the Company Prepared SAP Statements comply with all applicable foreign, federal, state and local statutes and regulations regulating the business and products of insurance and all applicable Insurance Laws (as defined in Section 5.1(i)) with respect to admitted assets and are in an amount at least equal to the minimum amounts required by Insurance Laws. The statutory balance sheets and income statements included in the Company Prepared SAP Statements have been audited by independent certified public accountants, and the Company has made available to Parent true and complete copies of all audit opinions related thereto. The Company has made available to Parent true and complete copies of all financial examination reports of insurance departments and any insurance regulatory agencies since January 1, 1996 relating to the Company Insurance Subsidiaries and a list of all pending market conduct examinations.

        (f) Absence of Certain Changes. Except as disclosed in the Company Reports filed prior to the date hereof or otherwise set forth in Section 5.1(f) of the Company Disclosure Letter, since the Audit Date and prior to the date hereof the Company and its Subsidiaries have conducted their businesses only in the ordinary and usual course of such businesses and there has not been (i) any change, event or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material tangible asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the stock of the Company, except for regular quarterly cash dividends on its Common Shares publicly announced prior to the date hereof; (iv) any material change by the Company in accounting principles, practices or methods other than those required by GAAP or SAP; (v) any material addition, or any development involving a prospective material addition, to the Company's aggregate reserves for future policy benefits or other policy claims and benefits; or (vi) any change in the accounting, actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of any

Company Insurance Subsidiary that is material to the Company and its Subsidiaries, taken as a whole. Since the Audit Date, except as provided for herein, or as set forth in Section 5.1(f) of the Company Disclosure Letter, or as disclosed in the Company Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to any of the top 12 most highly compensated employees or any amendment of any of the Compensation and Benefit Plans (as defined in Section 5.1(h)(i)) other than increases or amendments in the ordinary course and increases or amendments approved by Parent.

        (g) Litigation. Except as specifically disclosed in the Company Reports filed prior to the date hereof, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, directors or officers, except for those that would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or by the Stock Option Agreement.

        (h) Employee Benefits. (i) Section 5.1(h) of the Company Disclosure Letter contains a partial list of the Company's material bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, change of control, compensation, medical, health or other plan, agreement, policy or arrangement that covers any employees, directors, former employees or former directors of the Company or any of its Subsidiaries including the principal terms of the Stay Bonus Plan approved by the board of directors of the Company. (This list, together with all other such plans, arrangements and the like, is hereinafter referred to as the "Compensation and Benefit Plans.") The Compensation and Benefit Plans or any amendments to any Compensation and Benefit Plans not delivered to Parent do not, individually or in the aggregate, have undisclosed liabilities in any material amount.

        (ii) All Compensation and Benefit Plans are in substantial compliance with all applicable Law, including the Internal Revenue Code of 1986, as amended (together with all regulations promulgated thereunder, the "Code"), and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"), and the Company has no knowledge of any circumstances reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the Company, threatened material litigation relating to the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

        (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated

"single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company and its ERISA Affiliates have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event," within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan by the Company or any ERISA Affiliate.

        (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet included or incorporated by reference in the Company Reports filed prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

        (v) Neither the Company nor its Subsidiaries have any obligations for retiree health or life benefits under any Compensation and Benefit Plan, except as set forth in the Company Disclosure Letter.

        (vi) Except as described in Section 5.1(h)(vi) of the Company Disclosure Letter or as provided in this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, either alone or in connection with a subsequent termination of employment, will not (x) entitle any employees of the Company or its Subsidiaries to severance pay, or
(y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans.

        (vii) All Compensation and Benefit Plans covering current or former non-U.S. employees or former employees of the Company and its Subsidiaries comply in all material respects with applicable Law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any employee benefit plan that covers such non-U.S. employees.

        (viii) Except as provided in Section 5.1(h)(viii) of the Company Disclosure Letter, no amount that could be received (whether in cash, options or property, or as a result of the vesting of cash, options or property) by any employee, officer, director or independent contractor of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) will be treated as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

        (ix) All Compensation and Benefit Plans that are indicated as frozen in Section 5.1(h) of the Company Disclosure Letter have been properly amended to freeze participation and discontinue benefit accruals and notices, if required, were timely provided to participants.

        (i) Compliance with Laws; Permits. (i) The business and operations of the Company, and the Company Insurance Subsidiaries, have been conducted in compliance with all applicable domestic and foreign statutes, regulations and rules regulating the business of insurance and all applicable orders and directives of insurance regulatory authorities and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities (collectively, "Insurance Laws"), except where the failure to so conduct such business and operations would not, individually or in the aggregate, have a Company Material Adverse Effect. Notwithstanding the generality of the foregoing, each Company Insurance Subsidiary has marketed, sold and issued insurance products in compliance, in all material respects, with Insurance Laws applicable to the business of such Company Insurance Subsidiary in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with all applicable prohibitions against "redlining" or withdrawal of business lines. In addition, the Company has no knowledge that its agents have not marketed, sold and issued insurance products in compliance, in all material respects, with Insurance Laws applicable to the business of the Company Insurance Subsidiaries in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with all applicable prohibitions against "redlining" or withdrawal of business lines. In addition, (i) none of the Company Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority relating specifically to such Company Insurance Subsidiary (as opposed to insurance companies generally); and (ii) each of the Company Insurance Subsidiaries has filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which the failure to file such reports would, individually or in the aggregate, have a Company Material Adverse Effect.

        (ii) In addition to Insurance Laws, except as set forth in the Company Reports filed prior to the date hereof, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively with Insurance Laws, "Laws"), except for violations or possible violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement. No material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any applicable Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (j) Takeover Statutes. The Company has taken all actions necessary such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) (each a "Takeover Statute") or restrictive provision of any applicable anti-takeover provision in the Governing Documents of the Company is, or at the Effective Time will be, applicable to the Company, Parent, PLC, the Common Shares, the Tender Offer, the Merger or any other transaction contemplated by this Agreement or the Stock Option Agreement.

        (k) Environmental Matters. Except as disclosed in the Company Reports filed prior to the date hereof and except for such matters as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or as set forth in Section 5.1(k) to the Company Disclosure
Letter: (i) to the knowledge of the Company, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined or otherwise arising or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances that would reasonably be expected to result in or be the basis for any such liability; (ii) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law; or (iii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other written arrangements with any Governmental Entity relating to liability under any Environmental Law or relating to Hazardous Substances.

        As used herein, the term "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, arbitration award, relating to: (A) the protection, investigation or restoration of the environment, health and safety, wildlife or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution or environmental contamination.

        As used herein, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law or (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive materials or radon.

        (l) Taxes. Except as set forth in Section 5.1(l) of the Company Disclosure Letter or except for such matters as would not, individually or in the aggregate, have a Company Material Adverse Effect:

        (i) the Company and each of its Subsidiaries have (w) filed all Tax Returns (as defined below) that are required by all applicable Laws to be filed by them, and such Tax Returns are correct and complete or requests for extensions to file such Tax Returns have been properly obtained and have not expired, (x) paid (or the Company has paid on its behalf) all Taxes shown as due on such Tax Returns, (y) paid, or made adequate provision for the payment of, all Taxes payable by the Company and each of its Subsidiaries, including all estimated Taxes due, and (z) paid all other deficiencies or other claims for Taxes received to date other than those deficiencies or claims for Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet included in the Company Reports;

        (ii) all Taxes which the Company and its Subsidiaries are required by Law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities (as defined below) to the extent due and payable;

        (iii) neither the Company nor any of its Subsidiaries have executed any written waiver to extend the applicable statute of limitations in respect of any Tax liabilities of the Company or its Subsidiaries;

        (iv) neither the Company nor any of its Subsidiaries is a party to any tax sharing agreement or arrangement, other than between or among the Company and its Subsidiaries;

        (v) all of the federal income Tax Returns filed by or on behalf of each of the Company and its Subsidiaries have been examined by and settled with the IRS or the statute of limitations with respect to the relevant Tax liability has expired, for all taxable periods through and including the period ended on December 31, 1994;

        (vi) all Taxes of the Company and its Subsidiaries due with respect to any completed audit, examination or deficiency litigation with any Taxing Authority have been paid in full;

        (vii) there is no suit, claim, dispute, audit, deficiency or refund litigation pending with respect to Taxes of the Company or any of its Subsidiaries (A) that has a reasonable possibility of being resolved in a manner adverse to the Company or any of its Subsidiaries and (B) for which adequate provision has not been made on the most recent balance sheet included in the Company Reports;

        (viii) none of the Company or any of its Subsidiaries is bound by any currently effective private ruling, closing agreement or similar agreement with any Taxing Authority relating to a material amount of Taxes;

        (ix) none of the Company or any of its Subsidiaries is a "consenting corporation" within the meaning of Section 341(f) of the Code;

        (x) any liability of the Company or any of its Subsidiaries for Taxes not yet due and payable have been provided for on the most recent balance sheet included in the Company Reports, in accordance with GAAP; and

        (xi) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        As used in this Agreement, (A) the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean, with respect to any Person, (a) all taxes, domestic or foreign, including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, premium, gains, sales, use, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding (whether on amounts paid to or by such Person), payroll, employment, unemployment, social security, excise, severance, stamp, occupation, or environmental tax, customs duties, or other assessments or governmental charges of any kind whatsoever, together with any interest, penalties, additions or additional amounts imposed with respect thereto (including, without limitation, penalties for failure to file Tax Returns, or interest on such amounts), (b) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in clause (a) hereof, including as a result of being, or having been at any time, a member of an affiliated, consolidated, combined or unitary group, and (c) any liability of such Person for the payment in respect of any amounts of the type described in
(a) as a result of any express or implied obligation to reimburse or indemnify any other Person, including pursuant to any tax sharing agreement or tax indemnity arrangement; (B) the term "Tax Return(s)" shall mean all reports, statements and returns, consolidated, combined, unitary or otherwise (including without limitation information returns), required to be filed with any Taxing Authority; and (C) the term "Taxing Authority" shall mean any Governmental Entity responsible for the imposition, collection or administration of any Tax.

        (m) Labor Relations and Employment. (i) Except as set forth in Section 5.1(m) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, (a) to the best of the Company's knowledge, the Company or its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (b) the Company or its Subsidiaries have not received written notice of any investigation, charge or complaint against the Company or its Subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other governmental agency or court or other tribunal regarding an unlawful employment practice; (c) there are no complaints, lawsuits or other proceedings pending, or to the best of the Company's knowledge, threatened by or on behalf of any present or former employee of the Company, or any of its Subsidiaries alleging breach of any express or implied contract of employment; (d) the Company or its Subsidiaries have not received notice that any representation petition respecting the employees of the Company or its Subsidiaries has been filed with the National Labor Relations Board; (e) the Company or its Subsidiaries are and have been in substantial compliance with all notice and other requirements under the Worker Adjustment and Retaining Notification Act or similar state statute. The Company or its Subsidiaries are not party to any collective bargaining agreement and there is no labor strike, slowdown or stoppage actually pending or threatened against or affecting the Company and its Subsidiaries.

        (ii) The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or any of its Subsidiaries, nor does the Company have a present intention to terminate the employment of any of the foregoing.

        (n)  Intellectual Property; Year 2000.

        (i) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that would not, individually or in the aggregate, have a Company Material Adverse Effect, and to the knowledge of the Company all patents, trademarks, trade names, service marks and copyrights owned by the Company and/or its Subsidiaries are valid and subsisting.

        (ii) All computer systems and computer software used by the Company or any of its Subsidiaries which the Company expects to be using after December 31, 1999 (A) recognize or are being adapted so that, prior to December 31, 1999, they shall recognize the advent of the year A.D. 2000 without any adverse change in operation associated with such recognition, (B) can correctly recognize or are being adapted so that they can correctly recognize and manipulate date information relating to dates before, on or after January 1, 2000, including but not limited to accepting date input, performing calculations on dates or portion of dates and providing date output, and the operation and functionality of such computer systems and such computer software will not be adversely affected by the advent of the year A.D. 2000 or any manipulation of data featuring information relating to dates before, on or after January 1, 2000, and (C) can suitably interact with other computer systems and computer software in a way that does not compromise (y) its ability to correctly recognize the advent of the year A.D. 2000 or (z) its ability to correctly recognize and manipulate date information relating to dates before, on or after January 1, 2000 (the operations of clauses (A), (B) and (C) together, "Millennium Functionality"), except in each case for such computer systems and computer software, the failure of which to achieve Millennium Functionality would not, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, the future costs in excess of those disclosed in the Company Reports of the adaptions necessary to achieve Millennium Functionality would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company is in compliance with all applicable state insurance department requests for "Year 2000" filings. The Company reasonably believes, after due inquiry, that the suppliers, vendors, customers or other material third parties used or served by the Company and its Subsidiaries are addressing or will address Millennium Functionality in a timely manner, except to the extent that a failure to address Millennium Functionality by any supplier, vendor, customer or material third party would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (o) Material Contracts. Other than Contracts of the Company and its Subsidiaries that are required to be filed and have been filed as exhibits to the Company Reports, there are no Contracts that are material to the business, financial position or results of operations of the Company. Each material Contract is valid, binding and enforceable against the Company in accordance with its terms and is in full force and effect. True and complete copies of all such material Contracts have been delivered or have been made available by the Company to Parent. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or in default under any such Contract, and to the knowledge of the Company, no event has occurred which, with due notice or lapse of time or both, would constitute such a breach or default, except for such breaches, defaults and events as would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any respect the ability of the Company or any of its Subsidiaries or, assuming the consummation of the transactions contemplated by this Agreement, Parent or any of its Subsidiaries, to (i) sell any products or services of or to any other person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries.

        (p) Rights Plan. (i) The Company has taken all actions necessary such that, for all purposes under the Rights Agreement, Parent shall not be deemed an Acquiring Person (as defined in the Rights Agreement), the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur, and the rights issuable pursuant to the Rights Agreement (the "Rights") will not separate from the Common Shares, as a result of Parent's entering into this Agreement, or the Stock Option Agreement or consummating the Tender Offer, the Merger and/or the other transactions contemplated hereby or thereby.

        (ii) The Company has taken all necessary action with respect to all of the outstanding Rights so that, as of immediately prior to the Effective Time and immediately prior to the consummation of the Tender Offer, (A) neither the Company nor PLC will have any obligations under the Rights or the Rights Agreement and (B) the holders of Rights will have no rights under the Rights or the Rights Agreement.

        (q) Title to Assets; Liens. The Company and the Subsidiaries, have good and marketable title to all of their respective premium balances receivable, property, equipment and other assets, and such assets are free and clear of any mortgages, liens, charges, encumbrances, or title defects of any nature whatsoever, except for (i) such mortgages, liens, charges, encumbrances or title defects which would not, individually or in the aggregate, have a Company Material Adverse Effect and (ii) liens for Taxes not yet due or payable or that are being contested in good faith. The Company and the Subsidiaries have valid and enforceable leases for the material premises and the equipment, furniture and fixtures purported to be leased by them.

        (r) Insurance Matters. (i) Except as otherwise would not, individually or in the aggregate, have a Company Material Adverse Effect, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Insurance Subsidiaries (the "Company Insurance Contracts") and any and all marketing materials, are, to the extent required under applicable Law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with all Insurance Laws applicable thereto and, as to premium rates established by the Company or any Company Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with all Insurance Laws applicable thereto.

        (ii) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Company Insurance Subsidiary is a party or under which the Company or any Company Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect, except for such treaties or agreements the failure to be in full force and effect of which would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Insurance Subsidiary, nor, to the knowledge of the Company, any other insurer or reinsurer which is party to a reinsurance or coinsurance treaty or agreement to which the Company or any Company Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that such other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement. The Company has not received any notice to the effect that the financial condition of any other insurer or reinsurer which is party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement. No insurer or reinsurer or group of affiliated insurers or reinsurers accounted for the direction to the Company and the Company Insurance Subsidiaries or the ceding by the Company and the Company Insurance Subsidiaries of insurance or reinsurance business in an aggregate amount equal to five percent or more of the consolidated gross premium income of the Company and the Company Insurance Subsidiaries for the year ended December 31, 1998. The Company SAP Statements accurately reflect the extent to which, pursuant to Insurance Laws, rules and regulations, the Company is entitled to take credit for such reinsurance.

        (iii) Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of the actuarial reports set forth in Section 5.1(r)(iii) of the Company Disclosure Letter (the "Company Actuarial Analyses"). The information and data furnished by the Company or any Company Insurance Subsidiary to its independent actuaries in connection with the preparation of the Company Actuarial Analyses was accurate and responsive to their requests in all material respects. Furthermore, to the knowledge of the Company, each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Company and the Company Insurance Subsidiaries, as the case may be, at the relevant time of preparation. Except as set forth in Section 5.1(r)(iii) of the Company Disclosure Letter, there has not been an independent actuarial report completed on the Company since December 31, 1996.

        (iv) None of Standard & Poor's Corporation, Moody's Investors Service, Inc. or A.M. Best Company has announced that it presently has under surveillance or review its rating of the financial strength or claims-paying ability of any Company Insurance Subsidiary other than normal annual reviews.

        (s) Liabilities and Reserves. (i) The reserves for incurred losses, incurred loss adjustment expenses, incurred but not reported losses and loss adjustment expenses for incurred but not reported losses carried on the Company SAP Statements of each Company Insurance Subsidiary were, as of the respective dates of such Company SAP Statements, in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile of such Company Insurance Subsidiary, were determined in all material respects in accordance with generally accepted actuarial standards and principles consistently applied, were based on actuarial assumptions that were in accordance with or stronger than those called for in relevant policy and contract provisions and were fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles.

        (ii) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, no claim or assessment is pending or, to the knowledge of the Company, threatened against any Company Insurance Subsidiary which is peculiar or unique to such Company Insurance Subsidiary by any state insurance guaranty association in connection with such association's fund relating to insolvent insurers which if determined adversely, would, individually or in the aggregate, have a Company Material Adverse Effect.

        (t) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Tender Offer or the other transactions contemplated in this Agreement except that the Company has employed Donaldson, Lufkin & Jenrette Securities Corporation as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof.

        5.2. Representations and Warranties of Parent and Merger Subsidiary. Parent and Merger Subsidiary each hereby represent and warrant to the Company that:

        (a) Capitalization of Merger Subsidiary. The authorized stock of Merger Subsidiary consists of 1,000 shares of common stock, par value $.01 per share ("Merger Subsidiary Common Stock"), all of which are duly authorized, validly issued and outstanding, fully paid and non-assessable. All of the issued and outstanding stock of Merger Subsidiary is, and at the Effective Time will be, owned by Parent or a wholly owned Subsidiary of Parent, and there are (i) no other shares of stock or voting securities of Merger Subsidiary, (ii) no securities of Merger Subsidiary convertible into or exchangeable for shares of stock or voting securities of Merger Subsidiary and (iii) no options or other rights to acquire from Merger Subsidiary, and no obligations of Merger Subsidiary to issue or deliver, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of Merger Subsidiary, except securities that may be delivered to Parent. Merger Subsidiary has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

        (b) Organization, Good Standing and Qualification. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, would not, individually or in the aggregate, have a Parent Material Adverse Effect. As used in this Agreement, the term "Parent Material Adverse Effect" means a material adverse effect that is reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

        (c) Corporate Authority. Each of Parent and Merger Subsidiary has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Tender Offer and the Merger. This Agreement is a valid and binding agreement of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        (d) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act and the Exchange Act, (C) required to be made with the NYSE or the London Stock Exchange, and (D) the filing of appropriate documents with, and approval of, the respective Commissioners of Insurance or similar regulatory authorities of the states set forth in Section 5.1(d) of the Company Disclosure Letter and such notices and consents as may be required under the antitrust notification or insurance Laws of any state or country in which the Company, Parent or any of their respective subsidiaries is domiciled or does business, no notices, reports or other filings are required to be made by Parent or Merger Subsidiary with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Subsidiary from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        (ii) The execution, delivery and performance of this Agreement by Parent and Merger Subsidiary do not, and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Governing Documents of Parent and Merger Subsidiary or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, a default under, the right of cancellation, termination or acceleration by another Person or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or (C) any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for a breach, violation, default, acceleration, creation or change that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        (e) Financing. Parent has, or will have prior to the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make the aggregate cash payments required to be paid pursuant to the Tender Offer and Section 4.1 and any other amounts to be paid by it hereunder.

        (f) Share Ownership. PLC, Parent, Merger Subsidiary and their respective Subsidiaries beneficially do not own in the aggregate more than 3.5% of the outstanding Common Shares.

        (g) Brokers or Finders. Neither Parent, PLC nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Tender Offer or the other transactions contemplated in this Agreement except that Parent or an affiliate of Parent has employed Salomon Smith Barney Inc. as its financial advisor.

                                   ARTICLE VI.

                                    Covenants

         6.1. Interim Operations. Except as set forth in Section 6.1 of the Company Disclosure Letter, the Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement or the Stock Option Agreement):

              (a) its and its Subsidiaries' businesses shall be conducted only in the ordinary and usual course (it being understood and agreed that nothing contained herein shall permit the Company to enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of the Company and its Subsidiaries or to enter into or engage in new lines of business (as such term is defined in the National Association of Insurance Commissioner's instructions for the preparation of the annual statement form) without Parent's prior written approval);

              (b) to the extent consistent with (a) above, it and each of its Subsidiaries shall use its respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, reinsurers, distributors, creditors, lessors, employees and business associates;

              (c) it shall not (i) amend any Governing Document or amend, modify or terminate the Rights Agreement; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its wholly owned Subsidiaries and other than regular quarterly dividends paid by the Company on its Common Shares not in excess of $0.18 per share, with usual record and payment dates and in accordance with the Company's past dividend policy; or (iv) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock;

              (d) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares, of its or any Subsidiary's capital stock of any class or any other property or assets (other than Common Shares issuable pursuant to options outstanding on the date hereof under any of the Company Stock Plans); (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; or (iii) except as set forth in Section 6.1(d) of the Company Disclosure Letter, make or authorize or commit for any capital expenditures, including entering into capital lease obligations, other than in amounts not exceeding $1,000,000 in the aggregate or, by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity, including by way of assumption reinsurance, in excess of $1,000,000 individually or $5,000,000 in the aggregate (other than in connection with ordinary course investment activities);

              (e) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans including the Stay Bonus Plan, or increase the salary, wage, bonus or other compensation of any employees except increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases) or promote any employee into any of bands 1, 2, 3 or 4, or from one of such bands into another of such bands;

              (f) neither it nor any of its Subsidiaries shall pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, settlement, discharge or satisfaction of claims, liabilities or obligations legally due and payable and arising in the ordinary and usual course of business, claims arising under the terms of products, contracts or policies issued by the Company Insurance Subsidiaries in the ordinary and usual course of business and such other claims, liabilities or obligations as shall not, subject to
         Section 5.1(a) of the Company Disclosure Letter, exceed $2,000,000 in the aggregate;

              (g) neither it nor any of its Subsidiaries shall make, change or revoke any material Tax election, settle or compromise any material Tax liability arising in any audit, change its method of accounting if such change would have a material impact on Taxes, enter into any closing or other agreement with respect to a material amount of Taxes, file a request for refund of a material amount of Taxes (but not including the prosecution of any refund claim pending on the date hereof), or file an amended Tax Return if such Tax Return is materially different from the original return to which it relates, except, in each case, (i) in the ordinary course of business and consistent with the Company's past practice in respect of the Tax at issue in the jurisdiction in question or (ii) with the consent of Parent, such consent not to be unreasonably withheld;

              (h) neither it nor any of its Subsidiaries shall enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any Subsidiary or affiliate to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries or Affiliates;

              (i) neither it nor any of its Subsidiaries shall enter into any (A) commutations or (B) new quota share or other reinsurance transaction, in the case of clause (B), (i) which does not contain cancellation and termination provisions reasonably customary in the industry for that type of transaction, (ii) which, except in the ordinary course of business, materially increases or reduces the Company Insurance Subsidiaries' consolidated ratio of net written premiums to gross written premiums or (iii) except as set forth in
         Section 6.1(i) of the Company Disclosure Letter, pursuant to which $5,000,000 or more in gross written premiums are ceded by the Company Insurance Subsidiaries to any Person other than the Company or any of its Subsidiaries;

              (j) neither it nor any of the Company Insurance Subsidiaries will alter or amend in any material respect their existing investment guidelines or policies;

              (k) neither it nor any of its Subsidiaries shall take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect;

              (l) neither it nor its Subsidiaries shall permit a material change in any of its underwriting, investment, actuarial, financial reporting or accounting practices or policies or in any material assumption underlying an actuarial practice or policy, except as may be required by any change in GAAP, statutory accounting principles or applicable Law; and

              (m) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

         6.2. Acquisition Proposals. The Company will not, and will not permit or cause any of its Subsidiaries or any of its or its Subsidiaries officers or directors to, and shall direct its and its Subsidiaries' Representatives (as defined in Section 6.6(a)(i)) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalilzation or similar transaction involving, or any purchase of 15% or more of the assets or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company will not, and will not permit or cause any of its Subsidiaries or any of its or its Subsidiaries officers or directors to, and shall direct its and its Subsidiaries' Representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal (including, without limitation, by means of an amendment to the Rights Agreement); provided, however, that nothing contained in this Agreement shall prevent the Company or its board of directors from: (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii) at any time prior to the approval of the Merger by the Company Requisite Vote (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the board of directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the Confidentiality Agreement (as defined in Section 9.7); (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (C) recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that, in the case of clauses (A), (B) and (C) above, (i) the board of directors of the Company determines in good faith, after consultation with and receipt of advice of outside legal counsel, that such action is required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the board of directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement. The Company will notify Parent promptly, but in any event not later than one day following receipt, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such negotiations or discussions. The Company also will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or dispose of all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries in accordance with such agreement.

          6.3. Information Supplied. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-1 and the Schedule 14D-9 will, at the time of filing thereof and at the time of distribution thereof, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement (as defined in Section 6.5(a)) and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          6.4. Stockholders Meeting. If the approval by the holders of Common Shares constituting the Company Requisite Vote is required under DGCL to consummate the Merger and is required to be given at a duly held meeting of stockholders (the "Stockholders Meeting"), the Company will take, in accordance with its Governing Documents, all action necessary to convene a meeting of holders of Common Shares as promptly as practicable upon the written request of Parent to consider and vote upon the approval of the Merger. The Company's board of directors shall recommend approval of the Merger, shall not withdraw or modify such recommendation and shall take all lawful action to solicit such approval unless, in the good faith judgment of the board of directors of the Company, after consultation with and receipt of advice of outside legal counsel, the failure to take the foregoing actions is required under applicable law. Without limiting the generality of the foregoing, in the event that the Company's board of directors withdraws or modifies its recommendation, the Company nonetheless shall, if Parent so requests, cause such a meeting of the stockholders to be convened and a vote taken with respect to the Merger, as contemplated by Section 251 of the DGCL.

          6.5. Filings; Other Actions; Notification. (a) In connection with the Stockholders Meeting referred to in Section 6.4 above, the Company shall promptly prepare and deliver to Parent a draft of a proxy statement (the "Proxy Statement"). Thereafter, the Company and Parent shall use their reasonable best efforts to cooperate fully to make such changes to the Proxy Statement as may be reasonably requested by Parent or otherwise may be appropriate, file the Proxy Statement with the SEC as soon as practicable and respond promptly to any SEC comments. Upon filing the final, definitive Proxy Statement with the SEC, the Company shall mail such Proxy Statement to its stockholders. Notwithstanding the foregoing, if Merger Subsidiary obtains 90 percent or more of the Common Shares through the Tender Offer, Merger Subsidiary shall use the short form merger provisions of Section 253 of the DGCL.

          (b) The Company and Parent shall use and shall cause their "ultimate parent entities," (if applicable) to use, their best efforts to as promptly as practicable file notifications under the HSR Act in connection with the Merger (and the Tender Offer as applicable) and the transactions contemplated hereby, including, but not limited to, the Stock Option Agreement, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters.

          (c) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all reasonable efforts
(i) to cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Tender Offer, the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, and (ii) to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in connection with, as a result of or in order to consummate the Tender Offer, the Merger or any of the other transactions contemplated by this Agreement or the Stock Option Agreement, provided, however, that nothing in this Section 6.5 shall require, or be construed to require, Parent, in connection with the receipt of any regulatory approval, to proffer to, or agree to any conditions relating to, or changes or restriction in, the operations of any such assets or businesses which, in either case, could, in the reasonable judgment of the board of directors of Parent, materially and adversely impact the economic or business benefits to PLC and its Subsidiaries of the transactions contemplated by this Agreement or materially impair the ability of any Parent Company (including the Company following the Effective Time), to conduct its business in the manner as such business is now being conducted. Parent and Merger Subsidiary shall use reasonable best efforts to cause to be filed such statements on Form A as are required to be filed with the Governmental Entities identified in Section 5.1(d) of the Company Disclosure Letter by August 1, 1999. It is expressly understood by the parties hereto that the representatives of the Company and Parent respectively shall have the right to attend and participate in any hearing, proceeding, meeting or conference before or with a

Governmental Entity relating to the transactions contemplated hereby. In furtherance of the foregoing, the Company and Parent shall provide each other reasonable advance notice of any such hearing, proceeding, meeting or conference. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to any Governmental Entity in connection with the Tender Offer, the Merger and the other transactions contemplated by this Agreement; provided that nothing in this Section 6.5 shall require Parent to provide information contained in its notification under the HSR Act to the Company that it reasonably deems to be confidential. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

          (d) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Offer Documents, the Schedule 14D-1, the Schedule 14D-9, the Proxy Statement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Tender Offer, the Merger and the other transactions contemplated by this Agreement; provided that nothing in this Section 6.5 shall require Parent to provide information contained in its notification under the HSR Act to the Company that it reasonably deems to be confidential.

          (e) (i)   The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Tender Offer, the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that would have a Company Material Adverse Effect or Parent Material Adverse Effect, respectively.

              (ii) The Company and Parent each shall give prompt notice to the other of (A) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (B) any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of notice pursuant to this Section 6.5(e)(ii) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          6.6. Access. (a) (i) Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent's directors, officers, employees, counsel, accountants, financial advisors and other authorized agents and representatives (collectively, "Representatives") access, during normal business hours throughout the period prior to the earlier of the termination of this Agreement or the Effective

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

Time, to the Company's and its Subsidiaries' management, properties, books, contracts, records and personnel (and will use commercially reasonable efforts to provide access to its auditors (including such auditors' work papers)) and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning the Company's and its Subsidiaries' business, properties and personnel as may reasonably be requested; provided, that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the board of directors of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section 6.6 (a) shall be directed to an executive officer of the Company or such Person as may be designated by the Company's executive officers. All such information shall be governed by the terms of the Confidentiality Agreement.

          6.7. Publicity. The initial press release relating to the transaction contemplated by this Agreement shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Tender Offer, the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national or foreign securities exchange.

          6.8. Employee Benefits. (a) Parent agrees that those individuals who are employed by the Company or any of its Subsidiaries immediately prior to the Effective Time shall continue to be employees of the Surviving Corporation and its Subsidiaries as of the Effective Time (each such employee, an "Affected Employee"); provided, however, that this Section 6.8 shall not be construed to limit the ability of the applicable employer to terminate the employment of any Affected Employee at any time.

          (b) From the Effective Time until December 31, 2000, Parent shall, or shall cause the Surviving Corporation to, continue and maintain in effect all employee benefit plans and programs of the Company and its Subsidiaries which are listed in Section 6.8(b) of the Company Disclosure Letter, as in effect on the date hereof or in the alternative for retirement plan purposes, a retirement plan of Parent which provides the same or substantially similar employer provided benefits, to the extent such continuance and maintenance is permissible under applicable law.

          (c) Effective as of January 1, 2001, or such other date as Parent makes participation in employee benefit plans or arrangements of Parent available to Affected Employees (the "Plan Entry Date"), Parent shall, or shall cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting, benefit accrual (except to the extent giving such credit would result in the duplication of benefits and except for benefit accruals under any defined benefit pension plan or defined benefit supplemental retirement plan (other than as required by law)) and determination of the level of benefits under any such employee benefit plans or arrangements for such Affected Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company or such Subsidiary immediately prior to the Plan Entry Date.

          (d) Effective as of the Plan Entry Date, Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans of Parent in which such Affected Employees may be eligible to participate, other than limitations or waiting periods that were already in effect with respect to such Affected Employees and that had not been satisfied as of the Plan Entry Date under any welfare plan maintained for the Affected Employees immediately prior to the Plan Entry Date. With respect to any plan for which the Plan Entry Date is prior to January 1, 2000, Parent shall, or shall cause the Surviving Corporation to, provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Plan Entry Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employees are eligible to participate in after the Plan Entry Date.

          (e) Parent shall cause the Surviving Corporation to honor the obligations described in Section 6.8(e) of the Company Disclosure Letter with respect to stay bonuses and other incentive compensation arrangements, it being agreed that such stay bonus arrangements will provide benefits in lieu of benefits that would otherwise have been provided under the Orion Specialty Restructuring Retention Plan and the Security Re Retention Agreements.

          (f) During calendar year 2000, Affected Employees shall be eligible to participate in the incentive compensation programs of Parent, subject to the eligibility conditions and other terms of such plans, with the level of such participation being subject to the discretion of the Persons or committees administering such plans.

          6.9. Expenses. If the Merger or the Tender Offer is consummated, the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV. Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Tender Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the printing and mailing of the Offer Documents, the Schedule 14D-1, the Schedule 14D-9 and the Proxy Statement shall be shared equally by Parent and the Company.

          6.10. Indemnification; Directors' and Officers' Insurance.

          (a) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company, (when acting in such capacity) determined as of the Effective Time (each, an "Indemnified Party" and, collectively, the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that the Company was permitted under Delaware Law and its Governing Documents in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law provided the Person to whom expenses are advanced provides a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met and an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

          (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Surviving Corporation and Parent thereof but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and neither Parent or Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense, or if counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that neither Parent nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (c) The Surviving Corporation shall continue to maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") or D&O Insurance that is substantially comparable to the Company's existing D&O Insurance for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date hereof (such last annual premium being hereinafter referred to as the "Current Premium"); provided, however, that if the existing D&O Insurance or substantially comparable D&O Insurance cannot be acquired during the six-year period for not in excess of 200% of the Current Premium, then the Company will obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium.

          (d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

          6.11. Other Actions by the Company and Parent.

          (a) Rights. Except as provided in Section 5.1(p) with respect to the Merger, the Tender Offer and the other transactions contemplated by this Agreement and the Option Agreements, the Company's board of directors shall not, without the prior written consent of Parent, (a) amend the Rights Agreement or
(b) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights to facilitate an Acquisition Proposal.

          (b) Takeover Statute. If any Takeover Statute is or may become applicable to the Tender Offer, the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement, each of Parent and the Company and its respective board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Stock Option Agreement, as the case may be, or by the Tender Offer or the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

          (c) NYSE De-Listing. The Surviving Corporation shall use its best efforts to cause the Common Shares to be delisted from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

                                  ARTICLE VII.

                                   Conditions

          7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction (or, if permissible, waiver) at or prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approval. If required under the DGCL, the Merger shall have been duly approved by holders of Common Shares constituting the Company Requisite Vote and shall have been duly approved by the sole stockholder of Merger Subsidiary in accordance with applicable Law.

          (b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the applicable filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, "Governmental Consents"), including, but not limited to, the consent of those insurance commissioners, directors or superintendents of the state insurance departments set forth on Section 5.1(d) of the Company Disclosure Letter, in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained (as the case may be) and shall be in full force and effect.

         (c) Legal Prohibition. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "Order").

         (d) Purchase of Shares Pursuant to Tender Offer. Merger Subsidiary shall have purchased Common Shares pursuant to the Tender Offer; provided that the purchase of Common Shares pursuant to the Tender Offer shall not be a condition to the obligations of Parent and Merger Subsidiary hereunder if Merger Subsidiary shall fail to accept for payment and pay for Common Shares pursuant to the Tender Offer in violation of the terms thereof or of this Agreement.

                                 ARTICLE VIII.

                                  Termination

         8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in
Section 7.1 (a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

         8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned (i) by action of the board of directors of Parent or the Company if (x) the Tender Offer shall have expired or been terminated in accordance with its terms without any Common Shares being purchased pursuant thereto or (y) Merger Subsidiary shall not have accepted for payment any Common Shares pursuant to the Tender Offer by December 31, 1999 (the "Termination Date") or (ii) by action of the board of directors of either Parent or the Company if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Tender Offer or the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company); provided, that (A) the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Tender Offer to be consummated and (B) the Company shall not receive a termination fee pursuant to Section 8.5(e) of this Agreement even if otherwise payable pursuant to the terms thereof, if it exercises its right to terminate this Agreement pursuant to clause (i)(y) above on or prior to February 29, 2000.

         8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the consummation of the Tender Offer, by action of the board of directors of the Company:

         (a) if (i) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, (ii) Parent does not make, prior to five business days after receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal (the "Alternative Transaction Notice") an offer that the board of directors of the Company determines, in good faith after consultation with the Company Financial Advisor, is at least as favorable, as the Superior Proposal, and (iii) the Company pays all amounts required to be paid pursuant to Section 8.5. The Company agrees and acknowledges
(x) that it cannot terminate this Agreement pursuant to this Section 8.3(a) in order to enter into a binding agreement referred to in clause (ii) above until five business days after Parent's receipt of the Alternative Transaction Notice and until the payment required by Section 8.5 has been received by Parent, and
(y) to notify Parent promptly if its intention to enter into a written agreement referred to in its Alternative Transaction Notice shall change at any time after giving such notification; or

         (b) if there has been a material breach by Parent or Merger Subsidiary of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by the Company to the party committing such breach.

         8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if (a) the Company enters into a binding agreement for, or recommends, a Superior Proposal or the board of directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or, after the mailing of the Proxy Statement or the Offer Documents, failed to reconfirm its recommendation of this Agreement within ten business days after a reasonable written request by Parent to do so or the Company redeems any rights under, or modifies or agrees to modify, the Rights Agreement (or any replacement thereof), in order to facilitate any Acquisition Proposal with any Person (other than PLC or any Subsidiary of PLC), or (b) prior to consummation of the Tender Offer there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by Parent to the party committing such breach.

         8.5. Effect of Termination and Abandonment.

         (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability (other than the liabilities arising under the provisions, including this Section 8.5, set forth in Section 9.1) on the part of any party hereto (or of any of its Representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

         (b) In the event that this Agreement is terminated (i) by the Company pursuant to Section 8.3(a), or (ii) by Parent pursuant to Section 8.4(a), then the Company shall, not later than immediately prior to the time of such termination or not later than immediately prior to the time of entering into an agreement concerning a transaction that constitutes an Acquisition Proposal, pay Parent a termination fee of $45,000,000 plus an amount equal to Parent's out-of-pocket charges and expenses incurred in connection with the transactions contemplated by this Agreement up to a maximum of $5,000,000 ("Expenses"). In every case, such payments shall be made by wire transfer of same day funds. In order to facilitate the timely making of the foregoing payments, in the event that Parent elects to terminate this Agreement, Parent shall notify the Company thereof not later than 10:00 A.M. (New York City time) on the business day immediately preceding the date of such termination. In the event that Parent fails to provide such advance notice of its election to terminate this Agreement, the foregoing payments shall be made not later than 12:00 P.M. (New York City time) on the business day immediately following the date of such termination. The Company acknowledges that the agreements contained in this
Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Subsidiary would not have entered into this Agreement. If in order to obtain such payments, Parent or Merger Subsidiary commences a suit that results in a judgment against the Company for the amounts set forth in this paragraph (b) or paragraph 8.5(c), the Company shall pay to Parent or Merger Subsidiary its costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of The Chase Manhattan Bank, in effect from time to time during such period plus two percent.

         (c) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.2(i)(x) (provided that (1) on the date of expiration or termination of the Tender Offer the Minimum Tender Condition has not been satisfied and (2)(x) at least 5 business days prior to such date, it shall have been publicly disclosed that the conditions to the Tender Offer set forth in paragraphs (a)(ii), (a)(iii), (a)(iv) and (b)(i) of Annex I have been satisfied or on such date any of such conditions shall not have been satisfied as a result of a material breach of this Agreement by the Company or (y) on such date, the condition to the Tender Offer set forth in paragraph (b)(iii) of Annex I has not been satisfied), in circumstances where within 9 months after the termination of this Agreement the Company enters into a definitive agreement in respect of, or approves or recommends an Acquisition Proposal or redeems any rights under, or modifies or agrees to modify, the Rights Agreement (or any replacement thereof), in order to facilitate any Acquisition Proposal with any Person (other than PLC or any Subsidiary of PLC), then the Company shall make payment to Parent by wire transfer of immediately available funds a fee in the amount of $45,000,000 plus the Expenses of Parent, payable upon the earlier of the time of entering into such agreement or consummation of an Acquisition Proposal.

         (d) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.2(i)(y) (provided that (i) on the date of expiration or termination there is no condition to the Tender Offer which has failed to be satisfied as a result of a material breach of this Agreement by Parent or Merger Subsidiary and (2) prior to such termination an Acquisition Proposal with respect to the Company shall have been publicly announced or otherwise became public) in circumstances where within 9 months after the termination of this Agreement the Company enters into a definitive agreement in respect of, or approves or recommends an

Acquisition Proposal or redeems any rights under, or modifies or agrees to modify, the Rights Agreement (or any replacement thereof), in order to facilitate any Acquisition Proposal with any person (other than Parent or any Subsidiary of Parent), then the Company shall make payment to Parent by wire transfer of immediately available funds a fee in the amount of $45,000,000 plus the Expenses of Parent, payable upon the earlier of the time of entering into such agreement or consummation of an Acquisition Proposal

         (e) In the event that (i) this Agreement is terminated (x) by the Company and Parent pursuant to Section 8.1, (y) by the Company or Parent pursuant to Section 8.2(i)(y) (other than a termination resulting from a breach of this Agreement by the Company) or Section 8.2(ii) or (z) by the Company pursuant to Section 8.3(b) and (ii) as of the date of Termination, a Change in Control of PLC shall have occurred, then Parent shall promptly, but in no event later than two business days after the Company shall have requested payment pursuant to this Section 8.5(e), pay the Company a termination fee of $45,000,000. "Change in Control of PLC" shall mean, (i) offers for the entire issued ordinary share capital of PLC in accordance with the requirements of the United Kingdom Code on Takeovers and Mergers which (x) have been recommended by the board of directors of PLC, (y) have been publicly announced by the offeror to have become unconditional as to acceptances or (z) where the offeror has publicly announced that acceptances have been received and not withdrawn by Shareholders representing 50 percent of the issued ordinary share capital of PLC; (ii) the conveyance, transfer or lease by Parent of all or substantially all of its assets to any Person or (iii) PLC has entered into a binding written agreement providing for any of the foregoing.

                                   ARTICLE IX.

                            Miscellaneous and General

         9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Subsidiary contained in Sections 6.8 (Employee Benefits) and
6.10 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Subsidiary contained in Section 6.6 (Access), insofar as it relates to the Company's and Parent's respective confidentiality obligations,
Section 6.9 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

         9.2. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

         9.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. Any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this

Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         9.5. Governing Law; Consent to Jurisdiction. (a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof.

         (b) The Company, Parent and Merger Subsidiary each agrees that, in connection with any legal suit or proceeding arising with respect to this Agreement, it shall submit to the jurisdiction of the United States District Court for the District of Delaware and agrees to venue in such courts. The Company and Merger Subsidiary each hereby appoints the secretary of the Company and Merger Subsidiary, respectively, as its agent for service of process for purposes of the foregoing sentence only.

         9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and shall be deemed delivered (i) on the date personally delivered, (ii) one business day after the date delivered by facsimile transmission with a confirmation copy sent by overnight courier or first-class mail, or (iii) three business days after the date sent by registered or certified mail, postage prepaid:

              if to Parent or Merger Subsidiary:

              Royal Group Inc.
              9300 Arrowpoint Blvd
              Charlotte, North Carolina  28273-8135
              Attention:  Joyce W. Wheeler
              Fax:   (704) 522-3111
              Phone: (704) 522-2739

              with a copy to:

              Willkie Farr & Gallagher
              787 Seventh Avenue
              New York, New York  10019
              Attention:  Christopher E. Manno
              Fax:   (212) 728-8111
              Phone: (212) 728-8000
              if to the Company:

              Orion Capital Corporation
              9 Farm Springs Road
              Farmington, Connecticut  06032
              Attention:  Corporate Secretary
              Fax:   (860) 674-6670
              Phone: (860) 674-6904

              with a copy to:

              Skadden, Arps, Slate, Meagher & Flom LLP
              919 Third Avenue
              New York, New York  10022
              Attention:  Alan C. Myers
              Fax:   (212) 735-2000
              Phone: (212) 735-3780

              or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

         9.7. Entire Agreement; No Other Representations. This Agreement (including any exhibits and annexes hereto), the Company Disclosure Letter, the Stock Option Agreement and the Confidentiality Agreement between Parent and the Company dated June 18, 1999 (the "Confidentiality Agreement"), constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

         9.8. No Third Party Beneficiaries. Except as provided in Section 6.10 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

         9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         9.11. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Annex, such reference shall be to a Section of or Exhibit or Annex to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a person are also to its permitted successors and assigns. For purposes of this Agreement, the words "the knowledge of the Company" or words of similar import means the knowledge of any executive officer or any band 1 or band 2 employee of the Company.

         9.12. Assignment. This Agreement shall not be assignable by any party hereto by operation of Law or otherwise, without the prior written consent of the other parties; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary of PLC to be a Constituent Corporation in lieu of Merger Subsidiary, in which event all references herein to Merger Subsidiary shall be deemed references to such other Subsidiary. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.


                                         ORION CAPITAL CORPORATION


                                         By: /s/ W. Marston Becker
                                             -------------------------------
                                             Name:  W. Marston Becker
                                             Title: Chairman and CEO

                                         ROYAL GROUP INC.


                                         By: /s/ Terry Broderick
                                             -------------------------------
                                             Name:  Terry Broderick
                                             Title: President U.S. Operations

                                         NTG ACQUISITION CORP.


                                         By: /s/ Joyce Wheeler
                                             -------------------------------
                                             Name:  Joyce Wheeler
                                             Title: General Counsel

                                    ANNEX I

         CERTAIN CONDITIONS OF THE TENDER OFFER. The capitalized terms used in this Annex I have the meanings set forth in the attached Agreement. Notwithstanding any other provision of the Tender Offer, Merger Subsidiary shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Subsidiary's obligation to pay for or return tendered Common Shares promptly after termination or withdrawal of the Tender Offer), pay for, or may delay the acceptance for payment of or, subject to the above restriction, payment for, any tendered Common Shares, or may, in its sole discretion, terminate or amend the Tender Offer as to any Common Shares not then paid for if
(a) prior to the Expiration Date (i) there shall not have been tendered and not withdrawn at least that number of Common Shares that would represent at least a majority of all outstanding Common Shares on the date of purchase (excluding for all purposes in calculating such majority any outstanding Common Shares owned by Parent or Merger Subsidiary pursuant to the exercise of Parent's rights under the Stock Option Agreement) (the "Minimum Tender Condition"), (ii) any waiting period applicable to the consummation of the Tender Offer and the Merger under the HSR Act shall not have expired or been terminated, (iii) other than the filing provided for in Section 1.3 of the Agreement, any notices, reports and other filings required to be made prior to the Effective Time by the Company or PLC or any of their respective Subsidiaries with, and any consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity, including but not limited to the consent of those insurance commissioners, directors or superintendents of the state insurance departments set forth in Section 5.1(d) of the Company Disclosure Letter, in connection with the execution and delivery of the Agreement and the consummation of the Tender Offer and the Merger and the other transactions contemplated by the Agreement shall not have been made or obtained (as the case may be) and shall not be in full force and effect, or (iv) the Company shall not have obtained the consent or approval of each Person whose consent or approval is set forth in Section I or Section 5.1(d) of the Company Disclosure Letter or which shall be required under any Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consents or approvals would not, individually or in the aggregate, have a Company Material Adverse Effect or is not, individually or in the aggregate, reasonably likely to prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; or any such consent or approval, or any Governmental Consent, imposes any condition or conditions relating to, or requires changes or restrictions in, the operations of any asset or businesses of the Company, PLC or their respective Subsidiaries which could, in the reasonable judgment of the board of directors of Parent, individually or in the aggregate, materially and adversely impact the economic or business benefits to PLC and its Subsidiaries of the transactions contemplated by the Agreement or materially impair the ability of any Parent Company (including the Company following the Effective
Time) to conduct its business in the manner as such business is now being conducted; or (b) at or before the time of payment for any of such Common Shares (whether or not any Common Shares have theretofore been accepted for payment), any of the following events shall occur:

         (i) any court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Tender Offer or the Merger, or which makes the acceptance for payment of, or payment for, any Common Shares in the Tender Offer illegal;

         (ii) the representations and warranties of the Company set forth in the Agreement shall not be true and correct both when made and at and as of the Expiration Date as though made on and as of the Expiration Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications in the representations and warranties as to "Company Material Adverse Effect," "material" or similar qualifications set forth in the Agreement) would not have, individually or in the aggregate, a Company Material Adverse Effect, or Parent shall not have received a certificate on the Expiration Date signed on behalf of the Company by an executive officer of the Company to such effect;

         (iii) the Company shall not have performed in all material respects all obligations required to be performed by it under the Agreement at or prior to the Expiration Date; or

         (iv) there shall have occurred a change, event or circumstance that has had, or would reasonably be expected to have, a Company Material Adverse Effect; or

         (v) the Agreement shall have been terminated in accordance with its terms prior to the Expiration Date; or Parent, Merger Subsidiary and the Company shall have otherwise agreed that Merger Subsidiary may amend, terminate or withdraw the Tender Offer;

    The foregoing conditions are for the sole benefit of Parent and Merger Subsidiary and may be asserted by Parent or Merger Subsidiary regardless of the circumstances (including any action or inaction by Parent or Merger Subsidiary) giving rise to such condition or may be waived by Parent or Merger Subsidiary, by express and specific action to that effect, in whole or in part at any time and from time to time in their sole discretion. Any determination by Parent and Merger Subsidiary concerning any event described in this Annex I shall be final and binding upon all holders of Common Shares. The failure by Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                   ANNEX II

                            INDEX OF DEFINED TERMS

                                                                  Section
Term                                                       Containing Definition
----                                                       ---------------------
Acquisition Proposal....................................       6.2
Affected Employee.......................................       6.8(a)
Agreement...............................................       1st Paragraph
Alternative Transaction Notice..........................       8.3(a)
Audit Date..............................................       5.1(e)(i)
Bankruptcy and Equity Exception.........................       5.1(c)(i)
By-Laws.................................................       2.2
Certificates............................................       4.4(b)
Certificate of Merger...................................       1.3
Change in Control of Parent ............................       8.5(e)
Charter.................................................       2.1
Closing.................................................       1.2
Closing Date............................................       1.2
Code....................................................       5.1(h)(ii)
Common Shares...........................................       3rd Recital
Company.................................................       1st Paragraph
Company Actuarial Analyses..............................       5.1(r)(iii)
Company Disclosure Letter...............................       5.1
Company Financial Advisor...............................       1.5(c)
Company Insurance Contracts.............................       5.1(r)(i)
Company Insurance Subsidiaries..........................       5.1(a)
Company Material Adverse Effect.........................       5.1(a)
Company Option..........................................       4.3(a)
Company Prepared SAP Statements.........................       5.1(e)(ii)
Company Reports.........................................       5.1(e)(i)
Company Requisite Vote..................................       5.1(c)(i)
Company SAP Statements..................................       5.1(e)(ii)
Company Stock Plans.....................................       5.1(b)
Compensation and Benefit Plans..........................       5.1(h)(i)
Confidentiality Agreement...............................       9.7
Constituent Corporations................................       1st Paragraph
Contract................................................       5.1(d)(ii)
Costs...................................................       6.10(a)
Current Premium.........................................       6.10(c)
D&O Insurance...........................................       6.10(c)
DGCL....................................................       1.1
Dissenting Shares.......................................       4.2
Dissenting Stockholder..................................       4.2
Effective Time..........................................       1.3

                                                                  Section
Term                                                       Containing Definition
----                                                       ---------------------

Environmental Law.......................................       5.1(k)
ERISA...................................................       5.1(h)(ii)
ERISA Affiliate.........................................       5.1(h)(iii)
Exchange Act............................................       1.4
Exchange Agent..........................................       4.4(a)
Exchange Fund...........................................       4.4(a)
Excluded Shares.........................................       4.1(b)
Exercise Price..........................................       4.3(a)
Expenses................................................       8.5(b)
Expiration Date.........................................       1.5(b)
GAAP....................................................       5.1(e)(i)
Governing Documents.....................................       5.1(a)
Governmental Consents...................................       7.1(b)
Governmental Entity.....................................       5.1(d)(i)
Hazardous Substance.....................................       5.1(k)
HSR Act.................................................       5.1(d)(i)
Indemnified Parties.....................................       6.10(a)
Insurance Laws..........................................       5.1(i)(i)
IRS.....................................................       5.1(h)(ii)
Laws....................................................       5.1(i)(ii)
Merger..................................................       2nd Recital
Merger Consideration....................................       4.1(c)
Merger Subsidiary.......................................       1st Paragraph
Merger Subsidiary Common Stock..........................       5.2(a)
Millennium Functionality................................       5.1(n)(ii)
Minimum Tender Condition................................       Annex I
NYSE....................................................       5.1(d)(i)
Offer Documents.........................................       1.4
Order...................................................       7.1(c)
Parent..................................................       1st Paragraph
Parent Companies........................................       4.1(b)
Parent Material Adverse Effect..........................       5.2(b)
Pension Plan............................................       5.1(h)(ii)
Per Share Purchase Price................................       4.1(c)
Performance Unit........................................       4.3(c)
Person..................................................       5.1(b)
Plan Entry Date.........................................       6.8(c)
PLC.....................................................       1st Recital
Proxy Statement.........................................       6.5
Representatives.........................................       6.6(a)(i)
Restricted Stock........................................       4.3(b)
Rights..................................................       5.1(p)
Rights Agreement........................................       5.1(b)

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

                                                                  Section
Term                                                       Containing Definition
----                                                       ---------------------

SAP.....................................................       5.1(e)(ii)
Schedule 14D-1..........................................       1.5(a)
Schedule 14D-9..........................................       1.5(d)
SEC.....................................................       1.5(a)
Secretary...............................................       1.3
Securities Act..........................................       5.1(e)(i)
Stock Option Agreement..................................       3rd Recital
Stockholders Meeting....................................       6.4
Subsidiary..............................................       5.1(a)
Superior Proposal.......................................       6.2
Surviving Corporation...................................       1.1
Takeover Statute........................................       5.1(j)
Tax.....................................................       5.1(l)
Tax Return..............................................       5.1(l)
Taxing Authority........................................       5.1(l)
Tender Offer............................................       1.4
Termination Date........................................       8.2

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

                                                                       EXHIBIT B
                                                                       ---------

Officers
--------

Terry Broderick                          -       President
Marston Becker                           -       Vice President
Joseph Fisher                            -       Chief Financial Officer
Joyce Wheeler                            -       Secretary
Michael Pautler                          -       Treasurer

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